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                                                                    EXHIBIT 21.1


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Subsidiaries                                                           Jurisdiction
------------                                                           ------------
1.  B.N. Technology, Inc. dba ICOM                                      California
2.  Digiweb, Inc.                                                       Maryland
3.  Interliant Consulting and Professional Services, Inc.               Massachusetts
    (formerly Net Daemons Associates, Inc.)
       reSOURCE PARTNER, INC.                                           Delaware
            rSP Insurance Agency, Inc.                                  Ohio
       Soft Link Holding Corp.                                          Delaware
            Soft Link, Inc.                                             Minnesota
4.  Interliant International, Inc.                                      Delaware
    (formerly Interliant of Texas, Inc.)
       Interliant Europe B.V.                                           The Netherlands
5.  Sage Networks Acquisition Corp.                                     Delaware
6.  Sales Technology Limited                                            England
       Sales Success Limited                                            England
7.  Telephonetics, Inc.                                                 Delaware
8.  The Jacobson Consulting Group, Inc.                                 Delaware
9.  Triumph Development, Inc.                                           Delaware
10. Triumph Technology, Inc.                                            Delaware
11. Web Provider, Inc.                                                  Maryland
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